Filed pursuant to Rule 433
Registration File No. 333-297168
Free Writing Prospectus

Filed pursuant to Rule 433
Registration File No. 333-297168
Free Writing Prospectus

Filed pursuant to Rule 433
Registration File No. 333-297168
Free Writing Prospectus

8/3 Roadshow video X and YouTube Title + Description

Background: This is the YouTube title and description for the RVII roadshow kickoff video that will be published on 8/3.

Channel: Robinhood YouTube

Title: Robinhood Ventures Fund II Roadshow Kickoff

Description:

Many companies stay private for years. Now, everyday investors can get exposure to some of them through Robinhood Ventures Fund II.

Join Vlad and the Robinhood Ventures team for the RVII Roadshow kickoff to learn how the fund is expanding access to earlier stage private companies and bringing investors closer to the companies building what comes next.

This presentation has been made available to you with the consent of Robinhood Ventures Fund II ("RVII"). RVII has filed a registration statement (including a preliminary prospectus) on Form N-2 (File No. 333-297168) with the Securities and Exchange Commission (the "SEC") for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in that registration statement and other documents RVII has filed with the SEC for more complete information about RVII and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, copies of the prospectus may be obtained by contacting: Goldman Sachs & Co. LLC (Prospectus Dept, 200 West Street, New York, NY 10282; 1-866-471-2526; prospectus-ny@ny.email.gs.com); J.P. Morgan Securities LLC (c/o Broadridge Financial Solutions, 1155 Long Island Ave, Edgewood, NY 11717; prospectus-eq_fi@jpmchase.com; postsalemanualrequests@broadridge.com); Citigroup (c/o Broadridge Financial Solutions, 1155 Long Island Ave, Edgewood, NY 11717; 800-831-9146); Wells Fargo Securities, LLC (608 2nd Avenue South, Minneapolis, MN 55402; 800-645-3751 option #5; WFScustomerservice@wellsfargo.com); or UBS Securities LLC (Equity Syndicate, 11 Madison Ave, New York, NY 10010; (888) 827-7275; ol-prospectus-request@ubs.com). Investors are advised to carefully consider the investment objectives, risks and charges and expenses of RVII before investing. This presentation shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
http://bit.ly/RHVFundII-Prospectus

This presentation contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements in this presentation include, but are not limited to, statements about RVII's investment objectives and investment strategy. Actual results could differ materially. You should not place undue reliance on these forward-looking statements. RVII undertakes no obligation to update any forward-looking statements after the date of this presentation except as required by law.

An investment in RVII is speculative and involves a high degree of risk, including possible loss of the entire investment.

Statements of opinion and belief reflect management's views and assumptions, are subject to change, are not guarantees of future performance, and involve risks and uncertainties that may cause results to differ materially. Robinhood Ventures DE, LLC (“Robinhood Ventures” or “RHV") is investment adviser to RVII and a wholly owned subsidiary of Robinhood Markets, Inc.

RVII is a newly organized, externally-managed, diversified closed-end fund regulated as a business development company ("BDC"), investing in a diversified portfolio of early- and growth-stage private "Promising Companies." This strategy entails limited information, illiquidity, valuation uncertainty, and risk of loss. Shares and RVII's net asset value (total assets minus liabilities) may be volatile, shares may trade at a discount or premium, and exposures may be through illiquid private vehicles. RVII may use leverage, has a limited operating history, and does not expect to pay regular dividends or become a predictable distributor, potentially reducing or delaying returns.

A "Promising Company" is an early- or growth-stage private company that, in RHV's view, shows significant growth potential based on factors that may include the founding team's experience and track record, market size, industry trends, product differentiation, commercial traction, and business model.

There is no assurance any investment will be profitable; past performance does not guarantee future results. Holdings are subject to change, and there is no assurance that RVII's investments will have a liquidity event.

RVII does not redeem shares on investor request, and no shareholder can require RVII to redeem shares. Although RVII expects its shares to list on an exchange, an active trading market may not develop; investors may be unable to sell shares and should be prepared to hold them indefinitely.

Channel: Robinhood X

Tweet 1: Many companies stay private for years. Now, everyday investors can get exposure to some of them through Robinhood Ventures Fund II.

Join Vlad and the Robinhood Ventures team for the RVII Roadshow kickoff to learn how the fund is expanding access to earlier stage private companies and bringing investors closer to the companies building what comes next.

Tweet 2: This presentation has been made available to you with the consent of Robinhood Ventures Fund II ("RVII"). RVII has filed a registration statement (including a preliminary prospectus) on Form N-2 (File No. 333-297168) with the Securities and Exchange Commission (the "SEC") for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in that registration statement and other documents RVII has filed with the SEC for more complete information about RVII and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, copies of the prospectus may be obtained by contacting: Goldman Sachs & Co. LLC (Prospectus Dept, 200 West Street, New York, NY 10282; 1-866-471-2526; prospectus-ny@ny.email.gs.com); J.P. Morgan Securities LLC (c/o Broadridge Financial Solutions, 1155 Long Island Ave, Edgewood, NY 11717; prospectus-eq_fi@jpmchase.com; postsalemanualrequests@broadridge.com); Citigroup (c/o Broadridge Financial Solutions, 1155 Long Island Ave, Edgewood, NY 11717; 800-831-9146); Wells Fargo Securities, LLC (608 2nd Avenue South, Minneapolis, MN 55402; 800-645-3751 option #5; WFScustomerservice@wellsfargo.com); or UBS Securities LLC (Equity Syndicate, 11 Madison Ave, New York, NY 10010; (888) 827-7275; ol-prospectus-request@ubs.com). Investors are advised to carefully consider the investment objectives, risks and charges and expenses of RVII before investing. This presentation shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
https://rbnhd.co/RVII-433disclosure and
http://bit.ly/RHVFundII-Prospectus